Exhibit 99.1

Electronic Systems Technology, Inc.

Announces 2014 Financial Results

KENNEWICK, WASHINGTON --- February 5, 2015 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2014.

EST reported sales for 2014 of $1,867,420 compared to $2,190,258 for 2013, reflecting a decrease of 15% from 2013.  Net Loss for 2014 was $101,790, or ($0.02) per share, compared with a Net Profit of $116,197, or $0.02 per share, for 2013.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2014	December 31 2013
Sales	$ 1,867,420	$ 2,190,258
Net income (loss) before tax	(153,912)	108,197
Net Income (loss)	(101,790)	116,197
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (loss) per Share Diluted Earnings (loss) per Share	$ (0.02) $ (0.02)	$ 0.02 $ 0.02

Selected Balance Sheet Information
	Dec 31 2014	Dec 31 2013
Cash and cash equivalents	$ 637,086	$ 896,580
Total current assets	2,871,245	3,047,689
Property & equipment (net)	91,907	31,372
Total assets	3,047,553	3,128,744
Total current liabilities	87,365	69,011
Long-term debt	-0-	-0-
Stockholders' equity	2,960,188	3,059,733

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.